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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)
                    INFORMATION TO BE INCLUDED IN STATEMENTS
                FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                             (AMENDMENT NO. ___)(1)


                                FIBERSTARS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   315 662 106
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                                 (CUSIP Number)


                                  JUNE 17, 2003
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No.  315 662 106               13G
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1.   NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     (ENTITIES ONLY).

     Glenn Doshay
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a)  [ ]

                                                           (b)  [ ]

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3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
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NUMBER OF          5.   Sole Voting Power            450,000
SHARES          ----------------------------------------------------------------
BENEFICIALLY       6.   Shared Voting Power
OWNED BY        ----------------------------------------------------------------
EACH               7.   Sole Dispositive Power       450,000
REPORTING       ----------------------------------------------------------------
PERSON WITH        8.   Shared Dispositive Power
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     450,000(2)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.8%
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12.  TYPE OF REPORTING PERSON  IN
--------------------------------------------------------------------------------






----------------
(2) The total number of shares (357,692) and warrants (92,308) owned by the reporting person.


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ITEM 1(a).            Name of Issuer:

                      FiberStars, Inc.

ITEM 1(b).            Address of Issuer's Principal Executive Offices:

                      44259 Nobel Drive, Fremont, CA 94538

ITEM 2(a).            Name of Person Filing:

                      Glenn Doshay

ITEM 2(b). Address of Principal Business Office or, if none, Residence (for all filing persons):

                      6279 Via Campo Verde, P.O. Box 675910, Rancho Santa Fe, CA 92067

ITEM 2(c).            Citizenship:

                      United States

ITEM 2(d).            Title of Class of Securities:

                      Common Stock

ITEM 2(e).            CUSIP Number: 315 662 106


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR RULE 13d-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

        (a)      [ ]          Broker or dealer registered under section 15 of
                              the Act (15 U.S.C. 78o).

        (b)      [ ]          Bank as defined in section 3(a)(6) of the Act (15
                              U.S.C. 78c).

        (c)      [ ]          Insurance company as defined in section 3(a)(19)
                              of the Act (15 U.S.C. 78c).

        (d)      [ ]          Investment company registered under section 8 of
                              the Investment Company Act of 1940 (15 U.S.C
                              80a-8).

        (e)      [ ]          An investment adviser in accordance with Rule
                              13d-1(b)(1)(ii)(E);

        (f)      [ ]          An employee benefit plan or endowment fund in
                              accordance with Rule 13d-1(b)(1)(ii)(F);

        (g)      [ ]          A parent holding company or control person in
                              accordance with ss.240.13d-1(b)(1)(ii)(G);

        (h)      [ ]          A savings associations as defined in Section 3(b)
                              of the Federal Deposit Insurance Act (12


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                              U.S.C. 1813);

        (i)      [ ]          A church plan that is excluded from the definition
                              of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C.
                              80a-3);

        (j)      [ ]          Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4. OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)     Amount beneficially owned: 450,000

         (b)     Percent of class: 6.8%

         (c)     Number of shares as to which the person has:

                 (i)    Sole power to vote or to direct vote:

                        450,000

                 (ii)   Shared power to vote or to direct vote:

                        -0-

                 (iii)  Sole power to dispose or to direct the disposition of:

                        450,000

                 (iv)   Shared power to dispose or to direct the disposition of:

                        -0-

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

       Not applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

       Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

       Not applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

       Not applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

       Not applicable


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ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. This
Schedule is filed on behalf of Glenn Doshay.


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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   May 26, 2004



                                                      By:   /s/ Glenn Doshay
                                                          ----------------------
                                                          Name: Glenn Doshay